Exhibit 99.1

CORRECTING and REPLACING Gold Kist Inc. Reports Third Quarter 2005 Results

ATLANTA—(BUSINESS WIRE)—Aug. 9, 2005—In BW5194 issued Aug. 9, 2005: Fourth graph, first sentence of release should read: Average feed costs were lower for the third quarter of fiscal 2005 and the comparable quarter of fiscal 2004, but were higher versus the second quarter of fiscal 2005. (sted Average feed costs were lower for the third quarter of fiscal 2005 versus the second quarter of fiscal 2005 and the comparable quarter of fiscal 2004.) Also, a new graph was added at the end of the release referencing the Gold Kist webcast and conference call replay.

The corrected release reads:

GOLD KIST INC. REPORTS THIRD QUARTER 2005 RESULTS

Gold Kist Inc. (NASDAQ:GKIS) today reported financial results for the third quarter and nine months ended July 2, 2005. For the third fiscal quarter, net income declined 18 percent to $44.4 million, or $0.87 per diluted share, from net income of $54.1 million in the same quarter last year. Third quarter sales were $598.8 million, compared with $631.5 million for the year-earlier period.

For the first nine months of fiscal 2005, the Company reported net income of $87.3 million, or $1.72 per diluted share, down slightly from net income of $87.4 million for the same period in the prior year. Sales for the first nine months of fiscal 2005 declined 1 percent to $1.72 billion from $1.74 billion for the year-earlier period.

“Although sales and earnings were down for the quarter, we are still pleased with our results,” said John Bekkers, president and chief executive officer. “This quarter’s earnings are being compared to the same quarter last year when poultry prices were extraordinarily high. For this past quarter, the change in net sales was primarily due to a 13.9 percent decline in average broiler prices, partially offset by a 9.6 percent increase in broiler pounds produced and sold compared with the year-earlier quarter. Average broiler prices for the quarter ended July 2, 2005, were 1.8 percent higher than prices for the quarter ended April 2, 2005.

“Average feed costs were lower for the third quarter of fiscal 2005 and the comparable quarter of fiscal 2004, but were higher versus the second quarter of fiscal 2005. Total feed costs for the nine months ended July 2, 2005, were 9.8 percent lower than the nine months ended June 26, 2004. Average prices for corn and soybean meal for the first nine months of fiscal 2005 were down 16.0 percent and 15.5 percent, respectively, from the prior year-to-date period in 2004.

“I am particularly proud of the performance of our export division. They have built a strong international customer base and established our reputation as a world-class supplier of chicken products. Our export sales for the third quarter increased 34.1 percent to $38.2 million. The increase in our export revenues has resulted from strong demand from all markets, especially Russia and China, and from a dramatic rise in prices for dark meat products.

“We continue to emphasize our private label strategy and remain the top private label supplier in the U.S. market. We are strengthening our customer base in all market segments by providing innovative new products and package design,” Bekkers concluded.

Gold Kist Inc. will hold a conference call today, August 9, 2005, at 11 a.m. Eastern time to discuss financial and operational results for the third fiscal quarter and nine months ended July 2, 2005, and other matters related to the company. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.goldkist.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call. If Internet access is unavailable, you may listen to the live call by telephone by dialing (800) 289-0518. The confirmation number for this call is 2457950.

This news release contains “forward-looking statements” as defined in the federal securities laws regarding Gold Kist’s beliefs, anticipations, expectations or predictions of the future, including statements relating to our plans to reduce the impact of industry volatility on our results by increasing our value-added products as a percentage of sales, improving our cost structure, and growing our private-label business. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties relating to fluctuations in the cost and availability of raw materials, such as feed ingredients; changes in the availability and relative costs of labor and contract growers; market conditions for value-added and other finished products, including competitive factors and the supply and pricing of alternative meat proteins; effectiveness of our sales and marketing programs; disease outbreaks affecting broiler production and/or marketability of our products; effectiveness of our capital expenditures and other cost-savings measures; contamination of products, which can lead to product liability and product recalls; access to foreign markets together with foreign economic conditions; acquisition activities and the effect of completed acquisitions; pending or future litigation; the ability to obtain additional financing or make payments on our debt; regulatory developments, industry conditions and market conditions; and general economic conditions; as well as other risks described under “Risk Factors” in our Quarterly Report on Form 10-Q for the third fiscal quarter ended July 2, 2005 and subsequent filings with the Securities and Exchange Commission. Gold Kist undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gold Kist

Gold Kist is the third largest integrated chicken company in the United States, accounting for more than 9 percent of chicken produced in the United States in 2004. Gold Kist operates a fully-integrated chicken production, processing and marketing business. Gold Kist’s production operations include nine divisions located in Alabama, Florida, Georgia, North Carolina and South Carolina. For more information, visit the company’s web site at www.goldkist.com.

GOLD KIST INC.

CONSOLIDATED BALANCE SHEETS

(Dollar Amounts, Except Per Share Amounts, in Thousands)

(Unaudited)

	October 2, 2004	July 2, 2005
ASSETS
Current assets:
Cash and cash equivalents	$175,289	$196,996
Receivables, net	115,015	119,388
Inventories	238,892	229,438
Deferred income taxes, net	15,732	18,472
Other current assets	38,577	29,689

Total current assets	583,505	593,983

Investments	13,072	12,817
Property, plant and equipment, net	247,398	277,803
Deferred income taxes, net	13,215	12,641
Other assets	65,652	50,914

	$922,842	$948,158

LIABILITIES AND EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt	$20,875	$10,119
Accounts payable	84,121	78,918
Accrued compensation and related expenses	42,556	37,483
Income taxes payable	8,583	38,053
Other current liabilities	79,466	73,339

Total current liabilities	235,601	237,912

Long-term debt, less current maturities	281,408	197,594
Accrued pension costs	37,387	21,867
Accrued postretirement benefit costs	6,760	4,199
Other liabilities	44,138	42,439

Total liabilities	605,294	504,011

Patrons’ and other equity/stockholders’ equity:
Preferred stock	—	—
Common stock	2	515
Additional paid-in capital	—	398,792
Patronage reserves	232,569	—
Accumulated other comprehensive loss	(42,318)	(42,160)
Retained earnings	127,295	87,275
Common stock held in treasury	—	(275)

Total patrons’ and other equity/ stockholders’ equity	317,548	444,147

	$922,842	$948,158

GOLD KIST INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 26, 2004	July 2, 2005	June 26, 2004	July 2, 2005
Net sales	$631,524	$598,835	$1,744,040	$1,721,602
Cost of sales	496,552	497,040	1,445,397	1,478,716
Gross profits	134,972	101,795	298,643	242,886
Distribution, administrative and general expenses (including $1.1 million and $8.9 million of share-based compensation expense for the three and nine months ended July 2, 2005, respectively)	28,278	28,852	84,501	86,894
Pension plan settlement loss	380	—	10,288	—
Conversion expenses	—	—	—	1,418

Net operating income	106,314	72,943	203,854	154,574

Other income (expenses):
Interest and dividend income	489	1,106	1,377	3,821
Interest expense	(7,989)	(5,063)	(21,746)	(18,366)
Senior debt pre-payment interest and pro-rata write-off of related fees and discount	—	—	(6,341)	(10,016)
Loss on investment	(38,878)	—	(57,364)	—
Miscellaneous, net	(3,477)	1,164	(2,300)	4,150

Total other expenses, net	(49,855)	(2,793)	(86,374)	(20,411)

Income before income taxes	56,459	70,150	117,480	134,163
Income tax expense	2,317	25,737	30,071	46,888

Net income	$54,142	$44,413	$87,409	$87,275

Net income per common share:
Basic	$—	$0.89	$—	$1.75

Diluted	$—	$0.87	$—	$1.72

Weighted average common shares outstanding:
Basic	—	49,972	—	49,972

Diluted	—	50,807	—	50,630

For a further discussion of feed costs and the Company’s financial results, please access the replay of the Company’s webcast or conference call. An online replay of the Gold Kist webcast is currently available. Links to this event may be found at the investor relations section of the Company’s Web site, www.goldkist.com, and from www.earnings.com. A telephonic playback is currently available and will continue for 30 days. For the playback, please dial (888) 203-1112, confirmation code 2457950.

CONTACT:	Gold Kist Inc. Karla Harvill, 770-393-5091 Website: www.goldkist.com

SOURCE:	Gold Kirst Inc.